HSBC Announces Settlement Agreement with FHFA

NEW YORK, September 12, 2014 -- HSBC today announced it has reached an agreement with the Federal Housing Finance Agency (‘FHFA’) to settle the claims brought by FHFA in 2011 related to residential mortgage-backed securities (‘RMBS’) that Fannie Mae and Freddie Mac purchased from HSBC between 2005 and 2007. HSBC ceased U.S. issuance and distribution of RMBS in 2007.

HSBC is the seventeenth institution to reach a settlement with FHFA and was not among those alleged to have committed fraud. HSBC will pay FHFA a settlement amount of $550 million.

“We are pleased to have resolved this matter,” said Stuart Alderoty, Senior Executive Vice President and General Counsel for HSBC North America.

To date, all principal and interest payments have been made on the securities related to the settlement.

Media inquiries:

Rob Sherman	+1 212-525-6905	robert.a.sherman@us.hsbc.com
Juanita Gutierrez	+1 212-525-6282	juanita.gutierrez@us.hsbc.com

Notes to editors:

HSBC North America Holdings Inc. is the holding company for HSBC Holdings plc's operations in the United States and, at 30 June 2014, had assets of US $289.6bn (US GAAP). The company’s businesses serve customers in the following key areas: retail banking and wealth management, commercial banking, private banking, and global banking and markets.

HSBC Holdings plc, the parent company of the HSBC Group, is headquartered in London. The Group serves customers worldwide from over 6,200 offices in 74 countries and territories in Asia, Europe, North and Latin America, and the Middle East and North Africa. With assets of US$2,754bn at 30 June 2014, the HSBC Group is one of the world’s largest banking and financial services organizations.

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This news release is issued by

HSBC North America Holdings Inc.